Exhibit 99.2
Good afternoon ladies and gentleman. I would like to provide a brief update to the Hartman Short Term Income Properties XX for investors, financial advisors, and broker dealers.

On July 8, 2022, the board of directors of the Company temporarily suspended the distributions to the Company’s stockholders. Rising interest rates, inflation, and recession uncertainty are anticipated to pose challenges to our free cash flow. While the Board and management continue to actively pursue refinance options for our floating rate portfolio, the current state of the credit markets makes obtaining appropriate fixed rate debt challenging. The Board and management believe that cash preservation is of critical importance, and the temporary suspension of the distributions is a prudent measure to strengthen our balance sheet and support the long-term fiscal health of the Company.

The Board approved a refinance of our loan portfolio, including our $259m floating rate single-asset single-borrower CMBS loan, during mid-2021. As a result of the planned merger with Hartman vREIT XXI, Inc., assets from that fund, which are subject to floating rate debt, were included in the planned refinance. There was an expectation that marketing the refinancing of these two loans simultaneously through an advisor and intermediary would create significant interest from the debt market and various options for a replacement program that would primarily include long-term fixed rate debt as well as a shorter-term debt facility.

In September of 2021, we hired an advisor and loan broker, giving them a significant incentive to deliver fixed rate financing. By the end of the engagement in March of 2022, the advisor was not only not able to deliver a loan to us on a timely basis but also fumbled on assimilating the data provided regarding underwriting the 50 assets. By the end of the engagement, we had to terminate the relationship and pivot immediately to working with our two current lenders: Goldman Sachs and East West Bank.

Had we completed the refinancing in March of 2022, we anticipated locking in rates below 4% fixed for the next 10 years on nearly 80% of our properties, improving free cash flow by millions of dollars per year and supporting the distribution at the current level.

Goldman Sachs has worked diligently to complete a fixed rate loan as a part of a refinanced portfolio, but they have been working against a backdrop of rising inflation, rising inflation expectations, reluctance from capital market participants to pursue office buildings and ultimately rising recession expectations. Goldman Sachs and other major lenders raise money for loans through CMBS and issue bonds to raise this capital. The bond market has seen perhaps its worst six-month performance during the first half of this year. Through much of this period, ten-year treasuries, our primary index rate, rose dramatically as inflation and inflation expectations rose quickly and substantially. As the Federal Reserve tapered their bond purchases rapidly and positioned for policy rate increases, the capital markets began to reflect a growing concern about recession risk and credit spreads moved out dramatically. During these events, Goldman Sachs and other CMBS issuers were working with bond buyers who have since taken a more conservative approach to investing in CMBS loans. Many bond buyers within the CMBS market are not moving forward on many of the loans working in the market. Our ability to finalize a multi-lender refinance has stalled as a result. Goldman Sachs is in dialogue with major CMBS bond buyers and is working to find an acceptable loan structure in current market conditions.

Following the fall of our platform-wide occupancy to 79% in December 2020, 18 months ago, due to covid, we have seen a great resurgence in office leasing, bringing our platform-wide occupancy to 84%. Our management, marketing, leasing, and construction teams have worked diligently to create attractive marketable spaces, generate prolific customer leads, and solidify customer acquisition opportunities. It is our expectation to be at 88% occupancy across the Hartman platform by the end of the year, which is our current budget, and 90% soon thereafter.

We have also focused on tenant retention and tenant satisfaction as the property management team drove their Net Promoter Score (NPS) from approximately 30% four years ago, to 69.3% this year. The NPS measures whether tenants are promoters or detractors of the company and nets out the two sides, and getting a high score indicates high tenant satisfaction. There are 17 commercial real estate companies that utilize this system, and we are far and away the best of the 17. We even score better than well-known brands like Apple and Honda, that have scores in the 50s, and are close to Ritz Carlton at 72%. All companies over 70% are considered World Class.

During 2021 and 2022, the capital invested in tenant improvements and capital expenditures to acquire new customers and retain existing was $17.1 million. We also have worked fastidiously on keeping operational costs low. Unfortunately, electricity rates have doubled in the last six months. We are in the process of cutting all overhead items that we could possibly cut in our internal operations.

In looking forward, I believe that 90% occupancy across the Hartman platform is achievable in 2023. As the current inflation spike subsides, Fed policy becomes more accommodative, and the capital markets more conducive to refinance, the future is bright for company performance and substantial increase in free cash flow so that distributions and redemptions will be available again in 2023. In the interim, redemptions have been suspended and the merger with Hartman vREIT XXI, Inc. is on hold.

Since I have not taken a salary for decades, I want shareholders to understand that my primary source of income is dividends from stock ownership in this fund. Consequently, the impact of this dividend suspension presents significant challenges for my personal finances as it does for all of you. I sincerely thank you for your patience as we work through this temporary setback together.

The Board and management will continuously evaluate the Company’s financial condition and the economic environment to determine an appropriate time for the reinstatement of the distribution to stockholders.

Thank you and God bless you.